                              COLONY AT KENILWORTH
                                 1 BONROCK COURT
                                TOWSON, MARYLAND

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                              AS OF APRIL 24, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 28, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al. ("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    COLONY AT KENILWORTH
       1 BONROCK COURT
       TOWSON, BALTIMORE COUNTY, MARYLAND

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 383 units with a total of 342,376 square feet of rentable area. The improvements were built in 1967. The improvements are situated on 22.622 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 89% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
COLONY AT KENILWORTH, TOWSON, MARYLAND

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective April 24, 2003 is:

                                  ($24,400,000)

                            Respectfully submitted,
                            AMERICAN APPRAISAL ASSOCIATES, INC.

                            -s- Brian Johnson

June 28, 2003               Brian Johnson, MAI
#053272                     Managing Principal, Real Estate Group

Report By:
Jonathan Hackerman

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
COLONY AT KENILWORTH, TOWSON, MARYLAND

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .....................................................        4
Introduction ..........................................................        9
Area Analysis .........................................................       11
Market Analysis .......................................................       14
Site Analysis .........................................................       16
Improvement Analysis ..................................................       16
Highest and Best Use ..................................................       17

                                    VALUATION

Valuation Procedure ...................................................       18
Sales Comparison Approach .............................................       20
Income Capitalization Approach ........................................       26
Reconciliation and Conclusion .........................................       39

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
COLONY AT KENILWORTH, TOWSON, MARYLAND

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                 Colony at Kenilworth
LOCATION:                      1 Bonrock Court
                               Towson, Maryland

INTENDED USE OF ASSIGNMENT:    Court Settlement
PURPOSE OF APPRAISAL:          "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:            Fee simple estate

DATE OF VALUE:                 April 24, 2003
DATE OF REPORT:                June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

 Size:                         22.622 acres, or 985,414 square feet
 Assessor Parcel No.:          920551881
 Floodplain:                   Community Panel No. 240010--265 B (March 2, 1981)
                               Flood Zone C, an area outside the floodplain.
 Zoning:                       DR16 (Density Residential - 16 units per acre)

BUILDING:

 No. of Units:                 383 Units
 Total NRA:                    342,376 Square Feet
 Average Unit Size:            894 Square Feet
 Apartment Density:            16.9 units per acre
 Year Built:                   1967

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                        Market Rent
            Square   -----------------   Monthly      Annual
Unit Type    Feet    Per Unit   Per SF   Income       Income
---------   ------   --------   ------   --------   ----------
  1A10        736     $  660    $ 0.90   $ 19,140   $  229,680
  1B10        756     $  655    $ 0.87   $  3,930   $   47,160
  2A15        880     $  810    $ 0.92   $168,480   $2,021,760
  2A10        910     $  825    $ 0.91   $  9,900   $  118,800
  3A15      1,126     $1,125    $ 1.00   $ 18,000   $  216,000
  3A20      1,210     $1,140    $ 0.94   $  6,840   $   82,080
  2B15        900     $  825    $ 0.92   $ 82,500   $  990,000
  3A25      1,210     $1,100    $ 0.91   $  6,600   $   79,200
                                         --------   ----------
                                Total    $315,390   $3,784,680
                                         ========   ==========

OCCUPANCY:                      89%

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
COLONY AT KENILWORTH, TOWSON, MARYLAND

ECONOMIC LIFE:                   45 Years
EFFECTIVE AGE:                   13 Years
REMAINING ECONOMIC LIFE:         32 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

                                    [PICTURE]

                                FRONT OF SUBJECT

                                    [PICTURE]

                           EXTERIOR - LANDSCAPE & PARK

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
COLONY AT KENILWORTH, TOWSON, MARYLAND

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:

  As Vacant:                  Hold for future multi-family development
  As Improved:                Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
COLONY AT KENILWORTH, TOWSON, MARYLAND

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                           Amount                $/Unit
---------------------                      ------------------     --------------
Potential Rental Income                    $ 3,784,680            $9,882
Effective Gross Income                     $ 3,655,581            $9,545
Operating Expenses                         $ 1,402,463            $3,662             38.4% of EGI
Net Operating Income:                      $ 2,176,518            $5,683

Capitalization Rate                        8.50%
DIRECT CAPITALIZATION VALUE                $24,900,000 *          $65,013 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                             10 years
2002 Economic Vacancy                      14%
Stabilized Vacancy & Collection Loss:      6.7%
Lease-up / Stabilization Period            18 months
Terminal Capitalization Rate               9.25%
Discount Rate                              11.00%
Selling Costs                              2.00%
Growth Rates:
   Income                                  3.00%
   Expenses:                               3.00%
DISCOUNTED CASH FLOW VALUE                 $25,500,000 *          $66,580 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE     $25,400,000            $66,319 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)      $45,052 to $57,292
   Range of Sales $/Unit (Adjusted)        $48,607 to $66,172
VALUE INDICATION - PRICE PER UNIT          $23,000,000 *          $60,052 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales      5.76 to 7.87
   Selected EGIM for Subject               6.50
   Subject's Projected EGI                 $3,655,581
EGIM ANALYSIS CONCLUSION                   $23,000,000 *          $60,052 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION           $23,800,000 *          $62,141 / UNIT

RECONCILED SALES COMPARISON VALUE          $23,500,000            $61,358 / UNIT

----------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
COLONY AT KENILWORTH, TOWSON, MARYLAND

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                            $23,000,000
   NOI Per Unit                              $23,800,000
   EGIM Multiplier                           $23,000,000
INDICATED VALUE BY SALES COMPARISON          $23,500,000        $61,358 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:             $24,900,000
   Discounted Cash Flow Method:              $25,500,000
INDICATED VALUE BY THE INCOME APPROACH       $25,400,000        $66,319 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:         $24,400,000        $63,708 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
COLONY AT KENILWORTH, TOWSON, MARYLAND

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1 Bonrock Court, Towson, Baltimore County, Maryland. Towson identifies it as 920551881.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Jonathan Hackerman on April 24, 2003. Brian Johnson, MAI has not made a personal inspection of the subject property. Jonathan Hackerman performed the research, valuation analysis and wrote the report. Brian Johnson, MAI reviewed the report and concurs with the value. Brian Johnson, MAI and Jonathan Hackerman have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of April 24, 2003. The date of the report is June 28, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
COLONY AT KENILWORTH, TOWSON, MARYLAND

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:       6 to 12 months
   EXPOSURE PERIOD:        6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in National Property Investors. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
COLONY AT KENILWORTH, TOWSON, MARYLAND

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Towson, Maryland. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Dulaney Valley Road
West  - N. Charles Street
South - Towson University
North - I-695

MAJOR EMPLOYERS

Major employers in the subject's area include educational services, finance, insurance and real estate, health services and retail trade. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
COLONY AT KENILWORTH, TOWSON, MARYLAND

                            NEIGHBORHOOD DEMOGRAPHICS

                                                   AREA
                               --------------------------------------------
        CATEGORY               1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS        MSA
---------------------------    ------------    ------------    ------------     ----------
POPULATION TRENDS
Current Population                13,928          83,717         266,027         2,567,693
5-Year Population                 14,358          84,099         265,243         2,640,264
% Change CY-5Y                       3.1%            0.5%           -0.3%              2.8%
Annual Change CY-5Y                  0.6%            0.1%           -0.1%              0.6%

HOUSEHOLDS
Current Households                 6,223          34,428         111,268           986,581
5-Year Projected Households        6,519          35,056         112,568         1,028,973
% Change CY - 5Y                     4.8%            1.8%            1.2%              4.3%
Annual Change CY-5Y                  1.0%            0.4%            0.2%              0.9%

INCOME TRENDS
Median Household Income          $44,293         $65,151        $ 49,744        $   56,893
Per Capita Income                $29,228         $33,876        $ 29,615        $   25,151
Average Household Income         $65,734         $82,477        $ 71,097        $   65,432

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                    AREA
                               ----------------------------------------------
        CATEGORY               1-MI. RADIUS     3-MI. RADIUS     5-MI. RADIUS      MSA
--------------------------     ------------     ------------     ------------     -----
HOUSING TRENDS
% of Households Renting           45.87%           30.84%           35.27%        30.53%
5-Year Projected % Renting        46.37%           30.31%           34.91%        29.34%

% of Households Owning            46.59%           64.55%           59.56%        63.19%
5-Year Projected % Owning         46.54%           65.24%           60.04%        64.65%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
COLONY AT KENILWORTH, TOWSON, MARYLAND

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North  - Car Dealership/Shopping Mall
South  - Residential Apartments
East   - Residential Apartments
West   - Residential Apartments

CONCLUSIONS

The subject is well located within the city of Towson. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
COLONY AT KENILWORTH, TOWSON, MARYLAND

                                 MARKET ANALYSIS

The subject property is located in the city of Towson in Baltimore County. The overall pace of development in the subject's market is more or less stable. Dulaney Crescent apartment complex was constructed in 2002 and is located about one mile from the subject property. These luxury apartments really do not compare to the subject as they have favorable apartment amenities as well as community amenities. It is also located adjacent to the Towson Town Mall, a regional shopping mall in the area. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

  Period        Region    Submarket
------------    ------    ---------
  4Q01           3.0%       2.4%
  1Q02           3.2%       2.9%
  2Q02           3.5%       3.1%
  3Q02           3.7%       3.3%
  4Q02           4.1%       3.6%
  1Q03           4.9%       4.7%

Source: REIS

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Vacancy rates have historically been at a lower rate for the Towson area than the surrounding Baltimore area and beyond. Vacancy rates are projected to decrease slightly in the future.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

  Period    Region   % Change   Submarket   % Change
---------   ------   --------   ---------   --------
  4Q01        N/A         -        $769          -
  1Q02        N/A       N/A        $758       -1.4%
  2Q02        N/A       N/A        $784        3.4%
  3Q02        N/A       N/A        $790        0.8%
  4Q02        N/A       N/A        $794        0.5%
  1Q03        N/A       N/A        $809        1.9%

{Source:}

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
COLONY AT KENILWORTH, TOWSON, MARYLAND

                             COMPETITIVE PROPERTIES

  No.           Property Name         Units   Ocpy.   Year Built        Proximity to subject
-------   -------------------------   -----   -----   ----------   -------------------------------
  R-1     Cardiff Charles              152     96%       1971      2-mile northwest of the subject
  R-2     Towson Woods                 168     89%       1975      0.2 miles west of subject
  R-3     Kenilworth @ Charles         302     94%       1962      Within 4-mile radius
  R-4     Hampton Plaza                202     98%       1972      Within 2-miles
  R-5     Dulaney Valley Apartments    256     93%       1952      Within a 2-mile radius
Subject   Colony at Kenilworth         383     89%       1967

Market rent growth is expected to remain steady for the subjects market in the near future. It is expected to be near the 3% range for several years.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
COLONY AT KENILWORTH, TOWSON, MARYLAND

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   22.622 acres, or 985,414 square feet
  Shape                       Generally rectangular
  Topography                  Moderate slope
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
    Community Panel           240010--265 B, dated March 2, 1981
    Flood Zone                Zone C
  Zoning                      DR16, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                        ASSESSED VALUE - 2002
                --------------------------------------   TAX RATE /   PROPERTY
PARCEL NUMBER      LAND       BUILDING        TOTAL      MILL RATE      TAXES
-------------   ----------   -----------   -----------   ----------   ---------
920551881       $3,620,700   $17,630,900   $21,251,600   $0.01344     $285,555

IMPROVEMENT ANALYSIS

  Year Built                  1967
  Number of Units             383
  Net Rentable Area           342,376 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Composite concrete or brick and steel
    Exterior Walls            Wood or vinyl siding
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              gym room, barbeque equipment, laundry room,
                              business office, and parking area.
  Unit Amenities              Individual unit amenities include a garage,
                              balcony, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
COLONY AT KENILWORTH, TOWSON, MARYLAND

Unit Mix:

                              Unit Area
Unit Type   Number of Units   (Sq. Ft.)
---------   ---------------   ---------
  1A10            29              736
  1B10             6              756
  2A15           208              880
  2A10            12              910
  3A15            16            1,126
  3A20             6            1,210
  2B15           100              900
  3A25             6            1,210

Overall Condition          Average
Effective Age              13 years
Economic Life              45 years
Remaining Economic Life    32 years
Deferred Maintenance       None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1967 and consist of a 383-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
COLONY AT KENILWORTH, TOWSON, MARYLAND

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
COLONY AT KENILWORTH, TOWSON, MARYLAND

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
COLONY AT KENILWORTH, TOWSON, MARYLAND

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
COLONY AT KENILWORTH, TOWSON, MARYLAND

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                            COMPARABLE                     COMPARABLE
         DESCRIPTION                          SUBJECT                          I - 1                          I - 2
--------------------------------   ------------------------------   ---------------------------   -----------------------------
  Property Name                    Colony at Kenilworth             Deer Park Apartments          Fairway's at Towson
LOCATION:
  Address                          1 Bonrock Court                  9902 Cervidae Lane            1300 Colbury Road
  City, State                      Towson, Maryland                 Randallstown, MD              Baltimore, MD
  County                           Baltimore                        Baltimore                     Baltimore
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           342,376                          220,000                       793,607
  Year Built                       1967                             1968                          1967
  Number of Units                  383                              168                           829
  Unit Mix:                             Type                Total        Type             Total        Type               Total
                                   1A10                      29     1Br/1Ba                 48    1Br/1Ba                  534
                                   1B10                       6     2Br/2Ba                120    2Br/2Ba                  204
                                   2A15                     208                                   3Br/2Ba                   60
                                   2A10                      12                                   4Br/2Ba                    2
                                   3A15                      16                                   Studio                    29
                                   3A20                       6
                                   2B15                     100
                                   3A25                       6

  Average Unit Size (SF)           894                              1,310                         957
  Land Area (Acre)                 22.6220                          11.2700                       34.8000
  Density (Units/Acre)             16.9                             14.9                          23.8
  Parking Ratio (Spaces/Unit)      1.71                             2.17                          N/A
  Parking Type (Gr., Cov., etc.)   Garage, Open Covered             Open                          Open
CONDITION:                         Good                             Average                       Good
APPEAL:                            Good                             Average                       Good
AMENITIES:
  Pool/Spa                         Yes/No                           Yes/No                        Yes/Yes
  Gym Room                         Yes                              No                            Yes
  Laundry Room                     Yes                              No                            Yes
  Secured Parking                  No                               No                            No
  Sport Courts                     No                               No                            Yes
  Washer/Dryer Connection          No                               Yes                           No
  Other
  Other
OCCUPANCY:                         89%                              90%                           96%
TRANSACTION DATA:
  Sale Date                                                         March, 2003                   August, 2002
  Sale Price ($)                                                    $9,485,000                    $40,800,000
  Grantor                                                           DP Associates LLC             Glenmont Gardens LLC
  Grantee                                                           Apartment Services            Fairways at Towson Property
  Sale Documentation                                                N/A                           Book 16735 Page 449
  Verification                                                      Confidential                  Buyer
  Telephone Number                                                                                (301)479-1600
ESTIMATED PRO-FORMA:                                                  Total $   $/Unit    $/SF      Total $    $/Unit     $/SF
                                                                    ----------  ------    -----   ----------   ------     -----
  Potential Gross Income                                            $1,638,720  $9,754    $7.45   $5,400,000   $6,514     $6.80
  Vacancy/Credit Loss                                               $   98,323  $  585    $0.45   $  216,000   $  261     $0.27
                                                                    ----------  ------    -----   ----------   ------     -----
  Effective Gross Income                                            $1,540,397  $9,169    $7.00   $5,184,000   $6,253     $6.53
  Operating Expenses                                                $  753,811  $4,487    $3.43   $1,814,400   $2,189     $2.29
                                                                    ----------  ------    -----   ----------   ------     -----
  Net Operating Income                                              $  786,586  $4,682    $3.58   $3,369,600   $4,065     $4.25
                                                                    ----------  ------    -----   ----------   ------     -----
NOTES:                                                              None                          A few select units do have
                                                                                                  washer and dryers.

  PRICE PER UNIT                                                                $56,458                    $49,216
  PRICE PER SQUARE FOOT                                                         $ 43.11                    $ 51.41
  EXPENSE RATIO                                                                    48.9%                      35.0%
  EGIM                                                                             6.16                       7.87
  OVERALL CAP RATE                                                                 8.29%                      8.26%
  Cap Rate based on Pro Forma or
    Actual Income?                                                            PRO FORMA                     ACTUAL

                                            COMPARABLE                     COMPARABLE                      COMPARABLE
         DESCRIPTION                          I - 3                           I - 4                           I - 5
--------------------------------   ----------------------------   -----------------------------   ----------------------------
  Property Name                    Mill Towne Village             Rolling Park Apartments         Owings Chase Apartments
LOCATION:
  Address                          21 Garrison View Road          8331 Mindale Circle             4607 Old Court Road
  City, State                      Baltimore, MD                  Baltimore, MD                   Pikesville, MD
  County                           Baltimore                      Baltimore                       Baltimore
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           311,819                        162,000                         282,240
  Year Built                       1976                           1972                            1978
  Number of Units                  384                            144                             234
  Unit Mix:                              Type             Total        Type               Total        Type             Total
                                   1Br/1Ba                 192    2Br/2Ba                  144    1Br/1Ba                 89
                                   2Br/1Ba                 156                                    2Br/2Ba                145
                                   3Br/2Ba                  36

  Average Unit Size (SF)           812                            1,125                           1,206
  Land Area (Acre)                 24.7620                        9.0250                          14.0400
  Density (Units/Acre)             15.5                           16.0                            16.7
  Parking Ratio (Spaces/Unit)      1.30                           N/A                             1.70
  Parking Type (Gr., Cov., etc.)   Open                           Open                            Open
CONDITION:                         Fair                           Average                         Good
APPEAL:                            Average                        Fair                            Average
AMENITIES:
  Pool/Spa                         Yes/No                         Yes/No                          Yes/No
  Gym Room                         No                             No                              Yes
  Laundry Room                     Yes                            No                              No
  Secured Parking                  No                             No                              No
  Sport Courts                     No                             Yes                             No
  Washer/Dryer Connection          No                             Yes                             Yes
  Other                            Playground                     All units include individual
  Other                                                           washer/dryer units.
OCCUPANCY:                         100%                           100%                            96%
TRANSACTION DATA:
  Sale Date                        May, 2001                      June, 2002                      September, 2000
  Sale Price ($)                   $17,300,000                    $8,250,000                      $11,000,000
  Grantor                          Sandalwood Co-op, Inc.         Rolling Park Associates         Owings Chase LP
  Grantee                          Home Properties Sandalwood     Multi LLC                       Owings Chase Associates
  Sale Documentation               Book 15261 Page 630            N/A                             N/A
  Verification                     Representative of Grantor      Confidential                    Buyer
  Telephone Number                 (410) 823-9314                                                 (301) 986-9400
ESTIMATED PRO-FORMA:                 Total $   $/Unit   $/SF        Total $    $/Unit     $/SF      Total $    $/Unit    $/SF
                                   ----------  ------   -----     ----------   ------     -----   ----------   ------    -----
  Potential Gross Income           $2,966,400  $7,725   $9.51     $1,273,000   $8,840     $7.86   $1,988,400   $8,497    $7.05
  Vacancy/Credit Loss              $  177,984  $  464   $0.57     $  105,000   $  729     $0.65   $   79,536   $  340    $0.28
                                   ----------  ------   -----     ----------   ------     -----   ----------   ------    -----
  Effective Gross Income           $2,788,416  $7,262   $8.94     $1,168,000   $8,111     $7.21   $1,908,864   $8,158    $6.76
  Operating Expenses               $1,364,544  $3,554   $4.38     $  488,000   $3,389     $3.01   $  865,800   $3,700    $3.07
                                   ----------  ------   -----     ----------   ------     -----   ----------   ------    -----
  Net Operating Income             $1,423,872  $3,708   $4.57     $  680,000   $4,722     $4.20   $1,043,064   $4,458    $3.70
                                   ----------  ------   -----     ----------   ------     -----   ----------   ------    -----
NOTES:                             Buyer projects 8.2% cap rate   None                            Located close to I-695.
                                   and they expect to spend
                                   $4.2 million on cap. impvts.
  PRICE PER UNIT                            $45,052                         $57,292                         $47,009
  PRICE PER SQUARE FOOT                     $ 55.48                         $ 50.93                         $ 38.97
  EXPENSE RATIO                                48.9%                           41.8%                           45.4%
  EGIM                                         6.20                            7.06                            5.76
  OVERALL CAP RATE                             8.23%                           8.24%                           9.48%
  Cap Rate based on Pro Forma or
    Actual Income?                           PRO FORMA                       ACTUAL                          PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
COLONY AT KENILWORTH, TOWSON, MARYLAND

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $45,052 to $57,292 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $48,607 to $66,172 per unit with a mean or average adjusted price of $56,726 per unit. The median adjusted price is $56,458 per unit. Based on the following analysis, we have concluded to a value of $62,000 per unit, which results in an "as is" value of $23,000,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
COLONY AT KENILWORTH, TOWSON, MARYLAND

SALES ADJUSTMENT GRID

                                                                 COMPARABLE                         COMPARABLE
           DESCRIPTION                      SUBJECT                 I - 1                              I - 2
-----------------------------------   --------------------   ------------------------------   -------------------------
  Property Name                       Colony at Kenilworth   Deer Park Apartments             Fairway's at Towson
  Address                             1 Bonrock Court        9902 Cervidae Lane               1300 Colbury Road
  City                                Towson, Maryland       Randallstown, MD                 Baltimore, MD
  Sale Date                                                  March, 2003                      August, 2002
  Sale Price ($)                                             $9,485,000                       $40,800,000
  Net Rentable Area (SF)              342,376                220,000                          793,607
  Number of Units                     383                    168                              829
  Price Per Unit                                             $56,458                          $49,216
  Year Built                          1967                   1968                             1967
  Land Area (Acre)                    22.6220                11.2700                          34.8000
VALUE ADJUSTMENTS                         DESCRIPTION            DESCRIPTION           ADJ.       DESCRIPTION      ADJ.
  Property Rights Conveyed            Fee Simple Estate      Fee Simple Estate          0%    Fee Simple Estate     0%
  Financing                                                  Cash To Seller             0%    Cash To Seller        0%
  Conditions of Sale                                         Arm's Length               0%    Arm's Length          0%
  Date of Sale (Time)                                        March, 2003                0%    August, 2002          5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                   $56,458                         $51,677
  Location                                                   Inferior                  10%    Comparable            0%
  Number of Units                     383                    168                       -5%    829                  20%
  Quality / Appeal                    Good                   Inferior                   5%    Comparable            0%
  Age / Condition                     1967                   1968 / Average             0%    1967 / Good           0%
  Occupancy at Sale                   89%                    90%                        0%    96%                  -3%
  Amenities                           Good                   Comparable                 0%    Superior             -5%
  Average Unit Size (SF)              894                    1,310                    -10%    957                   0%
PHYSICAL ADJUSTMENT                                                                     0%                         12%
FINAL ADJUSTED VALUE ($/UNIT)                                         $56,458                         $57,878

                                               COMPARABLE                      COMPARABLE                     COMPARABLE
           DESCRIPTION                           I - 3                           I - 4                          I - 5
-----------------------------------   -----------------------------   ----------------------------   ----------------------------
  Property Name                       Mill Towne Village              Rolling Park Apartments        Owings Chase Apartments
  Address                             21 Garrison View Road           8331 Mindale Circle            4607 Old Court Road
  City                                Baltimore, MD                   Baltimore, MD                  Pikesville, MD
  Sale Date                           May, 2001                       June, 2002                     September, 2000
  Sale Price ($)                      $17,300,000                     $8,250,000                     $11,000,000
  Net Rentable Area (SF)              311,819                         162,000                        282,240
  Number of Units                     384                             144                            234
  Price Per Unit                      $45,052                         $57,292                        $47,009
  Year Built                          1976                            1972                           1978
  Land Area (Acre)                    24.7620                         9.0250                         14.0400
VALUE ADJUSTMENTS                         DESCRIPTION          ADJ.       DESCRIPTION         ADJ.       DESCRIPTION         ADJ.
  Property Rights Conveyed            Fee Simple Estate         0%    Fee Simple Estate        0%    Fee Simple Estate        0%
  Financing                           Cash To Seller            0%    Cash To Seller           0%    Cash To Seller           0%
  Conditions of Sale                  Arm's Length              0%    Arm's Length             0%    Arm's Length             0%
  Date of Sale (Time)                 May, 2001                10%    June, 2002               5%    09-2000                 10%
VALUE AFTER TRANS. ADJUST. ($/UNIT)               $49,557                      $60,156                        $51,709
  Location                            Inferior                 10%    Inferior                15%    Superior                -5%
  Number of Units                     384                       0%    144                     -5%    234                     -3%
  Quality / Appeal                    Comparable                0%    Inferior                10%    Inferior                10%
  Age / Condition                     1976 / Fair               5%    1972 / Average           0%    1978 / Good              0%
  Occupancy at Sale                   100%                     -5%    100%                    -5%    96%                     -3%
  Amenities                           Comparable                0%    Comparable               0%    Comparable               0%
  Average Unit Size (SF)              812                       0%    1,125                   -5%    1,206                   -5%
PHYSICAL ADJUSTMENT                                            10%                            10%                            -6%
FINAL ADJUSTED VALUE ($/UNIT)                     $54,513                      $66,172                        $48,607

SUMMARY

VALUE RANGE (PER UNIT)             $48,607        TO        $66,172
MEAN (PER UNIT)                    $56,726
MEDIAN (PER UNIT)                  $56,458
VALUE CONCLUSION (PER UNIT)        $62,000

VALUE OF IMPROVEMENT & MAIN SITE                       $23,746,000
  LESS: LEASE-UP COST                                 -$   168,000
  PV OF CONCESSIONS                                   -$   564,000
VALUE INDICATED BY SALES COMPARISON APPROACH           $23,014,000
ROUNDED                                                $23,000,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
COLONY AT KENILWORTH, TOWSON, MARYLAND

                             NOI PER UNIT COMPARISON

                      SALE PRICE               NOI/       SUBJECT NOI
COMPARABLE   NO. OF   ----------             --------     -----------     ADJUSTMENT   INDICATED
    NO.      UNITS    PRICE/UNIT     OAR     NOI/UNIT    SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
----------   ------   -----------   -----   ----------   --------------   ----------   ----------
   I-1        168     $ 9,485,000   8.29%   $  786,586     $2,176,518       1.214        $68,526
                      $    56,458           $    4,682     $    5,683
   I-2        829     $40,800,000   8.26%   $3,369,600     $2,176,518       1.398        $68,809
                      $    49,216           $    4,065     $    5,683
   I-3        384     $17,300,000   8.23%   $1,423,872     $2,176,518       1.533        $69,046
                      $    45,052           $    3,708     $    5,683
   I-4        144     $ 8,250,000   8.24%   $  680,000     $2,176,518       1.203        $68,946
                      $    57,292           $    4,722     $    5,683
   I-5        234     $11,000,000   9.48%   $1,043,064     $2,176,518       1.275        $59,930
                      $    47,009           $    4,458     $    5,683

                                   PRICE/UNIT

Low             High          Average       Median
$59,930         $69,046       $67,051       $68,809

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit             $    64,000
                                     -----------
Number of Units                              383

Value                                $24,512,000
  Less: Lease-Up Cost               -$   168,000
  PV of Concessions                 -$   564,000
                                    ------------
Value Based on NOI Analysis          $23,780,000
                           Rounded   $23,800,000

The adjusted sales indicate a range of value between $59,930 and $69,046 per unit, with an average of $67,051 per unit. Based on the subject's competitive position within the improved sales, a value of $64,000 per unit is estimated. This indicates an "as is" market value of $23,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
COLONY AT KENILWORTH, TOWSON, MARYLAND

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                      SALE PRICE
COMPARABLE   NO. OF   -----------    EFFECTIVE     OPERATING               SUBJECT
    NO.      UNITS    PRICE/UNIT    GROSS INCOME    EXPENSE      OER     PROJECTED OER   EGIM
----------   ------   -----------   ------------   ----------   ------   -------------   ----
   I-1        168     $ 9,485,000    $1,540,397    $  753,811   48.94%                   6.16
                      $    56,458
   I-2        829     $40,800,000    $5,184,000    $1,814,400   35.00%                   7.87
                      $    49,216
   I-3        384     $17,300,000    $2,788,416    $1,364,544   48.94%                   6.20
                      $    45,052                                            38.36%
   I-4        144     $ 8,250,000    $1,168,000    $  488,000   41.78%                   7.06
                      $    57,292
   I-5        234     $11,000,000    $1,908,864    $  865,800   45.36%                   5.76
                      $    47,009

                                      EGIM

Low     High    Average    Median
----    ----    -------    ------
5.76    7.87     6.61       6.20

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                 6.50
                                       -----------
Subject EGI                            $ 3,655,581

Value                                  $23,761,279
  Less: Lease-Up Cost                 -$   168,000
  PV of Concessions                   -$   564,000
                                      ------------
Value Based on EGIM Analysis           $23,029,279
                             Rounded   $23,000,000

       Value Per Unit                  $    60,052

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 38.36% before reserves. The comparable sales indicate a range of expense ratios from 35.00% to 48.94%, while their EGIMs range from 5.76 to 7.87. Overall, we conclude to an EGIM of 6.50, which results in an "as is" value estimate in the EGIM Analysis of $23,000,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $23,500,000.

Price Per Unit                      $23,000,000
NOI Per Unit                        $23,800,000
EGIM Analysis                       $23,000,000

Sales Comparison Conclusion         $23,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
COLONY AT KENILWORTH, TOWSON, MARYLAND

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
COLONY AT KENILWORTH, TOWSON, MARYLAND

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                             Average
            Unit Area   -----------------
Unit Type   (Sq. Ft.)   Per Unit   Per SF   %Occupied
---------   ---------   --------   ------   ---------
  1A10         736       $  690    $0.94      96.6%
  1B10         756       $  697    $0.92     100.0%
  2A15         880       $  958    $1.09      88.5%
  2A10         910       $1,085    $1.19      91.7%
  3A15        1126       $1,355    $1.20      87.5%
  3A20        1210       $1,735    $1.43      83.3%
  2B15         900       $1,027    $1.14      88.0%
  3A25        1210       $1,573    $1.30      66.7%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
COLONY AT KENILWORTH, TOWSON, MARYLAND

                                  RENT ANALYSIS

                                                                                        COMPARABLE RENTS
                                                                  -------------------------------------------------------------
                                                                     R-1         R-2          R-3          R-4          R-5
                                                                  -------------------------------------------------------------
                                                                                                                      Dulaney
                                                                   Cardiff      Towson     Kenilworth    Hampton       Valley
                                                                   Charles      Woods      @ Charles      Plaza      Apartments
                                                                  -------------------------------------------------------------
                                                                                      COMPARISON TO SUBJECT
                                                                  -------------------------------------------------------------
                                           SUBJECT     SUBJECT
                           SUBJECT UNIT    ACTUAL      ASKING                  Slightly     Slightly
     DESCRIPTION               TYPE         RENT        RENT       Similar     Superior     Inferior     Superior     Inferior
------------------------   ------------   ---------   ---------   ---------   ----------   ----------   ----------   ----------
Monthly Rent                   1A10        $  690      $  701       $  675      $  660       $  660       $  780       $  735
Unit Area (SF)                                736         736        1,000         969          727          745          614
Monthly Rent Per Sq. Ft.                   $ 0.94      $ 0.95       $ 0.68      $ 0.68       $ 0.91       $ 1.05       $ 1.20

Monthly Rent                   1B10        $  697      $  691       $  710
Unit Area (SF)                                756         756        1,100
Monthly Rent Per Sq. Ft.                   $ 0.92      $ 0.91       $ 0.65

Monthly Rent                   2A15        $  958      $  903       $  780      $  835       $  813       $  909       $  900
Unit Area (SF)                                880         880        1,200       1,049          928        1,046          837
Monthly Rent Per Sq. Ft.                   $ 1.09      $ 1.03       $ 0.65      $ 0.80       $ 0.88       $ 0.87       $ 1.08

Monthly Rent                   2A10        $1,085      $  933       $  780
Unit Area (SF)                                910         910        1,400
Monthly Rent Per Sq. Ft.                   $ 1.19      $ 1.02       $ 0.56

Monthly Rent                   3A15        $1,355      $1,260
Unit Area (SF)                              1,126       1,126
Monthly Rent Per Sq. Ft.                   $ 1.20      $ 1.12

Monthly Rent                   3A20        $1,735      $1,735                                $1,130                    $1,200
Unit Area (SF)                              1,210       1,210                                 1,298                     1,110
Monthly Rent Per Sq. Ft.                   $ 1.43      $ 1.43                                $ 0.87                    $ 1.08

Monthly Rent                   2B15        $1,027      $1,027
Unit Area (SF)                                900         900
Monthly Rent Per Sq. Ft.                   $ 1.14      $ 1.14

Monthly Rent                   3A25        $1,573      $1,573
Unit Area (SF)                              1,210       1,210
Monthly Rent Per Sq. Ft.                   $ 1.30      $ 1.30

     DESCRIPTION            MIN      MAX     MEDIAN    AVERAGE
------------------------   ------   ------   -------   -------
Monthly Rent               $  660   $  780   $  675    $  702
Unit Area (SF)                614    1,000      745       811
Monthly Rent Per Sq. Ft.   $ 0.68   $ 1.20   $ 0.91    $ 0.90

Monthly Rent               $  710   $  710   $  710    $  710
Unit Area (SF)              1,100    1,100    1,100     1,100
Monthly Rent Per Sq. Ft.   $ 0.65   $ 0.65   $ 0.65    $ 0.65

Monthly Rent               $  780   $  909   $  835    $  847
Unit Area (SF)                837    1,200    1,046     1,012
Monthly Rent Per Sq. Ft.   $ 0.65   $ 1.08   $ 0.87    $ 0.85

Monthly Rent               $  780   $  780   $  780    $  780
Unit Area (SF)              1,400    1,400    1,400     1,400
Monthly Rent Per Sq. Ft.   $ 0.56   $ 0.56   $ 0.56    $ 0.56

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent               $1,130   $1,200   $1,165    $1,165
Unit Area (SF)              1,110    1,298    1,204     1,204
Monthly Rent Per Sq. Ft.   $ 0.87   $ 1.08   $ 0.98    $ 0.98

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                              Unit Area   -----------------   Monthly     Annual
Unit Type   Number of Units   (Sq. Ft.)   Per Unit   Per SF   Income      Income
---------   ---------------   ---------   --------   ------   --------    -------
  1A10           29               736      $  660    $ 0.90   $ 19,140   $  229,680
  1B10            6               756      $  655    $ 0.87   $  3,930   $   47,160
  2A15          208               880      $  810    $ 0.92   $168,480   $2,021,760
  2A10           12               910      $  825    $ 0.91   $  9,900   $  118,800
  3A15           16             1,126      $1,125    $ 1.00   $ 18,000   $  216,000
  3A20            6             1,210      $1,140    $ 0.94   $  6,840   $   82,080
  2B15          100               900      $  825    $ 0.92   $ 82,500   $  990,000
  3A25            6             1,210      $1,100    $ 0.91   $  6,600   $   79,200
                                                              ---------------------
                                                      Total   $315,390   $3,784,680
                                                              =====================

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
COLONY AT KENILWORTH, TOWSON, MARYLAND

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
COLONY AT KENILWORTH, TOWSON, MARYLAND

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR   2000       FISCAL YEAR   2001       FISCAL YEAR   2002
                             ----------------------   ----------------------   ----------------------
                                     ACTUAL                    ACTUAL                  ACTUAL
                             ----------------------   ----------------------   ----------------------
       DESCRIPTION              TOTAL      PER UNIT      TOTAL      PER UNIT      TOTAL      PER UNIT
---------------------------------------------------   ----------------------   ----------------------
Revenues
  Rental Income              $3,573,730    $ 9,331    $3,787,243     $9,888     $4,059,101    $10,598

  Vacancy                    $  137,936    $   360    $  322,043     $  841     $  454,805    $ 1,187
  Credit Loss/Concessions    $  103,465    $   270    $  115,418     $  301     $  109,035    $   285
                             ------------------------------------------------------------------------
    Subtotal                 $  241,401    $   630    $  437,461     $1,142     $  563,840    $ 1,472

  Laundry Income             $   42,192    $   110    $   22,081     $   58     $   25,487    $    67
  Garage Revenue             $        0    $     0    $        0     $    0     $        0    $     0
  Other Misc. Revenue        $  203,559    $   531    $  141,430     $  369     $  113,297    $   296
                             ------------------------------------------------------------------------
    Subtotal Other Income    $  245,751    $   642    $  163,511     $  427     $  138,784    $   362
                             ------------------------------------------------------------------------
Effective Gross Income       $3,578,080    $ 9,342    $3,513,293     $9,173     $3,634,045    $ 9,488

Operating Expenses
  Taxes                      $  248,632    $   649    $  257,490     $  672     $  276,267    $   721
  Insurance                  $   38,296    $   100    $   72,701     $  190     $   91,777    $   240
  Utilities                  $   78,321    $   204    $  111,283     $  291     $  151,366    $   395
  Repair & Maintenance       $   86,932    $   227    $   81,660     $  213     $   70,466    $   184
  Cleaning                   $  115,534    $   302    $  124,282     $  324     $  138,916    $   363
  Landscaping                $  122,407    $   320    $  108,779     $  284     $  121,593    $   317
  Security                   $        0    $     0    $        0     $    0     $        0    $     0
  Marketing & Leasing        $   65,887    $   172    $   44,139     $  115     $   28,809    $    75
  General Administrative     $   52,670    $   138    $   75,943     $  198     $   76,606    $   200
  Management                 $  181,589    $   474    $  177,077     $  462     $  190,363    $   497
  Miscellaneous              $  297,214    $   776    $  265,962     $  694     $  242,675    $   634
                             ------------------------------------------------------------------------
Total Operating Expenses     $1,287,482    $ 3,362    $1,319,316     $3,445     $1,388,838    $ 3,626

  Reserves                   $        0    $     0    $        0     $    0     $        0    $     0
                             ------------------------------------------------------------------------
Net Income                   $2,290,598    $ 5,981    $2,193,977     $5,728     $2,245,207    $ 5,862
                             ------------------------------------------------------------------------

                               FISCAL YEAR    2003      ANNUALIZED    2003
                             -----------------------   ----------------------
                                MANAGEMENT BUDGET            PROJECTION                 AAA PROJECTION
                             -----------------------   ----------------------   ------------------------------
       DESCRIPTION              TOTAL       PER UNIT      TOTAL      PER UNIT     TOTAL      PER UNIT      %
----------------------------------------------------   ----------------------   -------------------------------
Revenues
  Rental Income               $4,076,556    $10,644     $4,528,220    $11,823   $3,784,680    $9,882     100.0%

  Vacancy                     $  396,420    $ 1,035     $  460,040    $ 1,201   $  177,880    $  464       4.7%
  Credit Loss/Concessions     $   67,428    $   176     $  188,468    $   492   $   75,694    $  198       2.0%
                              --------------------------------------------------------------------------------
    Subtotal                  $  463,848    $ 1,211     $  648,508    $ 1,693   $  253,574    $  662       6.7%

  Laundry Income              $   53,772    $   140     $   20,884    $    55   $   28,725    $   75       0.8%
  Garage Revenue              $        0    $     0     $        0    $     0   $        0    $    0       0.0%
  Other Misc. Revenue         $   56,904    $   149    ($  519,792)  -$ 1,357   $   95,750    $  250       2.5%
                              --------------------------------------------------------------------------------
    Subtotal Other Income     $  110,676    $   289    ($  498,908)  -$ 1,303   $  124,475    $  325       3.3%
                              --------------------------------------------------------------------------------
Effective Gross Income        $3,723,384    $ 9,722     $3,380,804    $ 8,827   $3,655,581    $9,545     100.0%

Operating Expenses
  Taxes                       $  301,988    $   788     $  285,788    $   746   $  287,250    $  750       7.9%
  Insurance                   $  102,036    $   266     $   99,220    $   259   $  107,240    $  280       2.9%
  Utilities                   $  125,004    $   326     $  151,344    $   395   $  153,200    $  400       4.2%
  Repair & Maintenance        $   65,496    $   171     $  334,516    $   873   $   76,600    $  200       2.1%
  Cleaning                    $  133,560    $   349     $  163,928    $   428   $  137,880    $  360       3.8%
  Landscaping                 $  108,948    $   284     $  319,696    $   835   $  114,900    $  300       3.1%
  Security                    $        0    $     0     $        0    $     0   $        0    $    0       0.0%
  Marketing & Leasing         $   33,060    $    86     $   65,720    $   172   $   34,470    $   90       0.9%
  General Administrative      $   68,700    $   179     $  127,200    $   332   $   76,600    $  200       2.1%
  Management                  $  126,842    $   331     $  205,256    $   536   $  146,223    $  382       4.0%
  Miscellaneous               $  196,176    $   512     $  259,896    $   679   $  268,100    $  700       7.3%
                              --------------------------------------------------------------------------------
Total Operating Expenses      $1,261,810    $ 3,295     $2,012,564    $ 5,255   $1,402,463    $3,662      38.4%

  Reserves                    $        0    $     0     $        0    $     0   $   76,600    $  200       5.5%
                              --------------------------------------------------------------------------------
Net Income                    $2,461,574    $ 6,427     $1,368,240    $ 3,572   $2,176,518    $5,683      59.5%
                              --------------------------------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 6.7% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
COLONY AT KENILWORTH, TOWSON, MARYLAND

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                  CAPITALIZATION RATES
             ----------------------------------
                GOING-IN           TERMINAL
             ----------------------------------
              LOW      HIGH      LOW      HIGH
             -----    ------    -----    ------
RANGE        6.00%    10.00%    7.00%    10.00%
AVERAGE          8.14%              8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
COLONY AT KENILWORTH, TOWSON, MARYLAND

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.     SALE DATE      OCCUP.     PRICE/UNIT     OAR
---------    ------------    ------     ----------     ----
  I-1        March, 2003       90%       $56,458       8.29%
  I-2        August, 2002      96%       $49,216       8.26%
  I-3         May, 2001       100%       $45,052       8.23%
  I-4         June, 2002      100%       $57,292       8.24%
  I-5          Sep-00          96%       $47,009       9.48%
                                              High     9.48%
                                               Low     8.23%
                                           Average     8.50%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $25,500,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
COLONY AT KENILWORTH, TOWSON, MARYLAND

approximately 43% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
COLONY AT KENILWORTH, TOWSON, MARYLAND

DISCOUNTED CASH FLOW ANALYSIS

                              COLONY AT KENILWORTH

              YEAR                    APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009      APR-2010
           FISCAL YEAR                    1            2             3             4             5              6            7
------------------------------------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                           $3,784,680    $3,898,220    $4,015,167    $4,135,622    $4,259,691    $4,387,481    $4,519,106

 Vacancy                             $  349,453    $  207,957    $  188,713    $  194,374    $  200,205    $  206,212    $  212,398
 Credit Loss                         $   75,694    $   77,964    $   80,303    $   82,712    $   85,194    $   87,750    $   90,382
 Concessions                         $  302,774    $  233,893    $  107,071    $   34,464    $        0    $        0    $        0
                                     ----------------------------------------------------------------------------------------------
   Subtotal                          $  727,921    $  519,815    $  376,087    $  311,550    $  285,399    $  293,961    $  302,780

 Laundry Income                      $   28,725    $   29,587    $   30,474    $   31,389    $   32,330    $   33,300    $   34,299
 Garage Revenue                      $        0    $        0    $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                 $   95,750    $   98,623    $  101,581    $  104,629    $  107,767    $  111,000    $  114,331
                                     ----------------------------------------------------------------------------------------------
     Subtotal Other Income           $  124,475    $  128,209    $  132,056    $  136,017    $  140,098    $  144,301    $  148,630
                                     ----------------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME               $3,181,234    $3,506,615    $3,771,135    $3,960,089    $4,114,389    $4,237,821    $4,364,955

OPERATING EXPENSES:
 Taxes                               $  287,250    $  295,868    $  304,744    $  313,886    $  323,302    $  333,001    $  342,992
 Insurance                           $  107,240    $  110,457    $  113,771    $  117,184    $  120,700    $  124,321    $  128,050
 Utilities                           $  153,200    $  157,796    $  162,530    $  167,406    $  172,428    $  177,601    $  182,929
 Repair & Maintenance                $   76,600    $   78,898    $   81,265    $   83,703    $   86,214    $   88,800    $   91,464
 Cleaning                            $  137,880    $  142,016    $  146,277    $  150,665    $  155,185    $  159,841    $  164,636
 Landscaping                         $  114,900    $  118,347    $  121,897    $  125,554    $  129,321    $  133,201    $  137,197
 Security                            $        0    $        0    $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                 $   34,470    $   35,504    $   36,569    $   37,666    $   38,796    $   39,960    $   41,159
 General Administrative              $   76,600    $   78,898    $   81,265    $   83,703    $   86,214    $   88,800    $   91,464
 Management                          $  127,249    $  140,265    $  150,845    $  158,404    $  164,576    $  169,513    $  174,598
 Miscellaneous                       $  268,100    $  276,143    $  284,427    $  292,960    $  301,749    $  310,801    $  320,125
                                     ----------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES             $1,383,489    $1,434,192    $1,483,590    $1,531,131    $1,578,485    $1,625,839    $1,674,614

 Reserves                            $   76,600    $   78,898    $   81,265    $   83,703    $   86,214    $   88,800    $   91,464
                                     ----------------------------------------------------------------------------------------------
NET OPERATING INCOME                 $1,721,145    $1,993,525    $2,206,280    $2,345,255    $2,449,690    $2,523,181    $2,598,877

 Operating Expense Ratio (% of EGI)        43.5%         40.9%         39.3%         38.7%         38.4%         38.4%         38.4%
 Operating Expense Per Unit          $    3,612    $    3,745    $    3,874    $    3,998    $    4,121    $    4,245    $    4,372

              YEAR                   APR-2011       APR-2012      APR-2013       APR-2014
           FISCAL YEAR                  8              9            10             11
-----------------------------------------------------------------------------------------
REVENUE
 Base Rent                           $4,654,679    $4,794,319    $4,938,149    $5,086,293

 Vacancy                             $  218,770    $  225,333    $  232,093    $  239,056
 Credit Loss                         $   93,094    $   95,886    $   98,763    $  101,726
 Concessions                         $        0    $        0    $        0    $        0
                                     ----------------------------------------------------
   Subtotal                          $  311,863    $  321,219    $  330,856    $  340,782

 Laundry Income                      $   35,328    $   36,388    $   37,480    $   38,604
 Garage Revenue                      $        0    $        0    $        0    $        0
 Other Misc. Revenue                 $  117,760    $  121,293    $  124,932    $  128,680
                                     ----------------------------------------------------
     Subtotal Other Income           $  153,089    $  157,681    $  162,412    $  167,284
                                     ----------------------------------------------------
EFFECTIVE GROSS INCOME               $4,495,904    $4,630,781    $4,769,705    $4,912,796

OPERATING EXPENSES:
 Taxes                               $  353,281    $  363,880    $  374,796    $  386,040
 Insurance                           $  131,892    $  135,848    $  139,924    $  144,122
 Utilities                           $  188,417    $  194,069    $  199,891    $  205,888
 Repair & Maintenance                $   94,208    $   97,035    $   99,946    $  102,944
 Cleaning                            $  169,575    $  174,662    $  179,902    $  185,299
 Landscaping                         $  141,313    $  145,552    $  149,918    $  154,416
 Security                            $        0    $        0    $        0    $        0
 Marketing & Leasing                 $   42,394    $   43,666    $   44,976    $   46,325
 General Administrative              $   94,208    $   97,035    $   99,946    $  102,944
 Management                          $  179,836    $  185,231    $  190,788    $  196,512
 Miscellaneous                       $  329,729    $  339,621    $  349,810    $  360,304
                                     ----------------------------------------------------
TOTAL OPERATING EXPENSES             $1,724,853    $1,776,598    $1,829,896    $1,884,793

 Reserves                            $   94,208    $   97,035    $   99,946    $  102,944
                                     ----------------------------------------------------
NET OPERATING INCOME                 $2,676,843    $2,757,148    $2,839,863    $2,925,058
                                     ----------------------------------------------------
 Operating Expense Ratio (% of EGI)        38.4%         38.4%         38.4%         38.4%
 Operating Expense Per Unit          $    4,504    $    4,639    $    4,778    $    4,921

Estimated Stabilized NOI               $2,176,518         Sales Expense Rate         2.00%
Months to Stabilized                           18         Discount Rate             11.00%
Stabilized Occupancy                         95.3%        Terminal Cap Rate          9.25%

Gross Residual Sale Price                $31,622,253              Deferred Maintenance                  $         0
  Less: Sales Expense                    $   632,445              Add: Excess Land                      $         0
                                         -----------              Other Adjustments                     $         0
Net Residual Sale Price                  $30,989,808                                                    -----------
                                                                  Value Indicated By "DCF"              $25,462,962
PV of Reversion                          $10,914,129                              Rounded               $25,500,000
Add: NPV of NOI                          $14,548,833
                                         -----------
PV Total                                 $25,462,962

                         "DCF" VALUE SENSITIVITY TABLE

                                                DISCOUNT RATE
-------------------------------------------------------------------------------------------------
TOTAL VALUE                   10.50%        10.75%        11.00%          11.25%       11.50%
-------------------------------------------------------------------------------------------------
                 8.75%     $26,982,580   $26,529,618    $26,086,627    $25,653,354   $25,229,554
TERMINAL         9.00%     $26,647,285   $26,201,815    $25,766,132    $25,339,989   $24,923,145
CAP RATE         9.25%     $26,330,114   $25,891,731    $25,462,962    $25,043,563   $24,633,299
                 9.50%     $26,029,636   $25,597,968    $25,175,748    $24,762,739   $24,358,708
                 9.75%     $25,744,567   $25,319,269    $24,903,263    $24,496,315   $24,098,198

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
COLONY AT KENILWORTH, TOWSON, MARYLAND

INCOME LOSS DURING LEASE-UP

The subject is currently 89% occupied, below our stabilized occupancy projection. We have estimated a 18-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $168,000 as shown in the following table.

            DESCRIPTION                         YEAR 1           YEAR 2
-----------------------------------------     -----------     -----------
"As Is" Net Operating Income                  $ 1,721,145     $ 1,993,525
Stabilized Net Operating Income               $ 1,885,855     $ 2,017,276
                                              -----------     -----------
Difference                                    $   164,710     $    23,751

PV of Income Loss During Lease-Up             $   167,664

                                  Rounded     $   168,000

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $564,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
COLONY AT KENILWORTH, TOWSON, MARYLAND

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 37
COLONY AT KENILWORTH, TOWSON, MARYLAND

                              COLONY AT KENILWORTH

                                                 TOTAL          PER SQ. FT.       PER UNIT           %OF EGI
REVENUE
  Base Rent                                   $  3,784,680     $        11.05    $      9,882

  Less: Vacancy & Collection Loss    6.70%    $    253,574     $         0.74    $        662

  Plus: Other Income
    Laundry Income                            $     28,725     $         0.08    $         75         0.79%
    Garage Revenue                            $          0     $         0.00    $          0         0.00%
    Other Misc. Revenue                       $     95,750     $         0.28    $        250         2.62%
      Subtotal Other Income                   $    124,475     $         0.36    $        325         3.41%

EFFECTIVE GROSS INCOME                        $  3,655,581     $        10.68    $      9,545

OPERATING EXPENSES:
  Taxes                                       $    287,250     $         0.84    $        750         7.86%
  Insurance                                   $    107,240     $         0.31    $        280         2.93%
  Utilities                                   $    153,200     $         0.45    $        400         4.19%
  Repair & Maintenance                        $     76,600     $         0.22    $        200         2.10%
  Cleaning                                    $    137,880     $         0.40    $        360         3.77%
  Landscaping                                 $    114,900     $         0.34    $        300         3.14%
  Security                                    $          0     $         0.00    $          0         0.00%
  Marketing & Leasing                         $     34,470     $         0.10    $         90         0.94%
  General Administrative                      $     76,600     $         0.22    $        200         2.10%
  Management                         4.00%    $    146,223     $         0.43    $        382         4.00%
  Miscellaneous                               $    268,100     $         0.78    $        700         7.33%

TOTAL OPERATING EXPENSES                      $  1,402,463     $         4.10    $      3,662        38.36%

  Reserves                                    $     76,600     $         0.22    $        200         2.10%

NET OPERATING INCOME                          $  2,176,518     $         6.36    $      5,683        59.54%

  "GOING IN" CAPITALIZATION RATE                      8.50%

  VALUE INDICATION                            $ 25,606,096     $        74.79    $     66,857

  LESS: LEASE-UP COST                         ($   168,000)
  PV OF CONCESSIONS                           ($   564,000)

  "AS IS" VALUE INDICATION
   (DIRECT CAPITALIZATION APPROACH)           $ 24,874,096

                    ROUNDED                   $ 24,900,000     $        72.73    $     65,013

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 38
COLONY AT KENILWORTH, TOWSON, MARYLAND

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE       VALUE         ROUNDED      $/UNIT      $/SF
--------    -----------    -----------    -------    ------
7.75%       $27,352,106    $27,400,000    $71,540    $80.03
8.00%       $26,474,477    $26,500,000    $69,191    $77.40
8.25%       $25,650,039    $25,700,000    $67,102    $75.06
8.50%       $24,874,096    $24,900,000    $65,013    $72.73
8.75%       $24,142,494    $24,100,000    $62,924    $70.39
9.00%       $23,451,535    $23,500,000    $61,358    $68.64
9.25%       $22,797,926    $22,800,000    $59,530    $66.59

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $24,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

     Discounted Cash Flow Analysis        $25,500,000
     Direct Capitalization Method         $24,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $25,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 39
COLONY AT KENILWORTH, TOWSON, MARYLAND

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                      Not Utilized
Sales Comparison Approach          $23,500,000
Income Approach                    $25,400,000
Reconciled Value                   $24,400,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of April 24, 2003 the market value of the fee simple estate in the property is:

                                  $24,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
COLONY AT KENILWORTH, TOWSON, MARYLAND

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COLONY AT KENILWORTH, TOWSON, MARYLAND

                                   EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COLONY AT KENILWORTH, TOWSON, MARYLAND

                              SUBJECT PHOTOGRAPHS

         [PICTURE]                                           [PICTURE]

      FRONT OF SUBJECT                               EXTERIOR - LANDSCAPE & PARK

         [PICTURE]                                           [PICTURE]

EXTERIOR - APARTMENT BUILDING                         INTERIOR - APARTMENT UNIT

         [PICTURE]                                           [PICTURE]

      EXTERIOR - POOL                                        EXTERIOR - ROOF

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COLONY AT KENILWORTH, TOWSON, MARYLAND

                              SUBJECT PHOTOGRAPHS

                                    [PICTURE]

                               INTERIOR - KITCHEN

                                    [PICTURE]

                               INTERIOR - BALCONY

                                    [PICTURE]

                              INTERIOR - BATHROOM

                                    [PICTURE]

                               INTERIOR - BEDROOM

                                    [PICTURE]

                          EXTERIOR - INTERIOR ROADWAY

                                    [PICTURE]

                              INTERIOR - STAIRCASE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COLONY AT KENILWORTH, TOWSON, MARYLAND

                                   EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COLONY AT KENILWORTH, TOWSON, MARYLAND

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

                                 COMPARABLE I-1
                              DEER PARK APARTMENTS
                               9902 Cervidae Lane
                                Randallstown, MD

                                    [PICTURE]

                                 COMPARABLE I-2
                              FAIRWAY'S AT TOWSON
                               1300 Colbury Road
                                 Baltimore, MD

                                    [PICTURE]

                                 COMPARABLE I-3
                               MILL TOWNE VILLAGE
                             21 Garrison View Road
                                 Baltimore, MD

                                    [PICTURE]

                                 COMPARABLE I-4
                            ROLLING PARK APARTMENTS
                              8331 Mindale Circle
                                 Baltimore, MD

                                    [PICTURE]

                                 COMPARABLE I-5
                            OWINGS CHASE APARTMENTS
                              4607 Old Court Road
                                 Pikesville, MD

                                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COLONY AT KENILWORTH, TOWSON, MARYLAND

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                      COMPARABLE
           DESCRIPTION                               SUBJECT                                            R - 1
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Colony at Kenilworth                              Cardiff Charles
  Management Company               AIMCO                                             Kenilworth Equities
LOCATION:
  Address                          1 Bonrock Court                                   4 Nightingale Way
  City, State                      Towson, Maryland                                  Timonium, MD
  County                           Baltimore                                         Baltimore
  Proximity to Subject                                                               2-mile northwest of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           342,376                                           178,600
  Year Built                       1967                                              1971
  Effective Age                    13                                                20
  Building Structure Type          Brick & wood siding walls; asphalt shingle roof   Brick walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)   Garage, Open Covered                              Open
  Number of Units                  383                                               152
  Unit Mix:                          Type             Unit    Qty.     Mo.              Type           Unit    Qty.    Mo.
                                   1 1A10              736     29    $   690         1 1Bd/1Ba        1,000    36     $675
                                   2 1B10              756      6    $   697         2 1Bd/1Ba/den    1,100    38     $710
                                   3 2A15              880    208    $   958         3 2Bd/1Ba        1,200    42     $780
                                   4 2A10              910     12     ######         4 2Bd/2Ba        1,400    36     $780
                                   5 3A15            1,126     16     ######
                                   6 3A20            1,210      6     ######
                                   7 2B15              900    100     ######
                                   8 3A25            1,210      6     ######

  Average Unit Size (SF)           894                                               1,175
  Unit Breakdown:                    Efficiency         0%      2-Bedroom      39%     Efficiency      0%     2-Bedroom      51%
                                     1-Bedroom         61%      3-Bedroom       0%     1-Bedroom      49%     3-Bedroom       0%
CONDITION:                         Good                                              Good
APPEAL:                            Good                                              Good
AMENITIES:
  Unit Amenities                     X   Attach. Garage           Vaulted Ceiling          Attach. Garage          Vaulted Ceiling
                                     X   Balcony                                           Balcony
                                         Fireplace                                         Fireplace
                                     X   Cable TV Ready                                X   Cable TV Ready
  Project Amenities                  X   Swimming Pool                                 X   Swimming Pool
                                         Spa/Jacuzzi              Car Wash                 Spa/Jacuzzi             Car Wash
                                         Basketball Court  X      BBQ Equipment        X   Basketball Court        BBQ Equipment
                                         Volleyball Court         Theater Room             Volleyball Court        Theater Room
                                         Sand Volley Ball         Meeting Hall             Sand Volley Ball        Meeting Hall
                                         Tennis Court             Secured Parking          Tennis Court            Secured Parking
                                         Racquet Ball      X      Laundry Room             Racquet Ball         X  Laundry Room
                                         Jogging Track     X      Business Office          Jogging Track        X  Business Office
                                     X   Gym Room                                          Gym Room
OCCUPANCY:                         89%                                               96%
LEASING DATA:
  Available Leasing Terms          6 to 15 Months                                    6 to 15 Months
  Concessions                      1 - 1 1/2 Months Free                             1/2 month free for long sitting apts.
  Pet Deposit                      $300 - $500                                       None
  Utilities Paid by Tenant:          X   Electric          X      Natural Gas          X   Electric                Natural Gas
                                     X   Water                    Trash                    Water                   Trash
  Confirmation                     May 1, 2003; Joseph Beard(Property Manager)       May 15, 2003; Property Contact Lynn
  Telephone Number                 (972)234-1231                                     (410) 821-7787
NOTES:                                                                               None

  COMPARISON TO SUBJECT:                                                             Similar

                                                    COMPARABLE                                           COMPARABLE
           DESCRIPTION                                R - 2                                                R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Towson Woods                                         Kenilworth @ Charles
  Management Company               Kenilworth Equities                                  CRC Realty
LOCATION:
  Address                          24 Witherwood Court                                  1149 Donnington Circle
  City, State                      Towson, MD                                           Towson, MD
  County                           Baltimore                                            Baltimore
  Proximity to Subject             0.2 miles west of subject                            Within 4-mile radius
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           172,952                                              357,168
  Year Built                       1975                                                 1962
  Effective Age                    15                                                   20
  Building Structure Type          Brick and T1-11 siding walls; asphalt shingle roof   Brick walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)   Open                                                 Open
  Number of Units                  168                                                  302
  Unit Mix:                           Type         Unit    Qty.       Mo.                  Type          Unit       Qty.     Mo.
                                   1 1Bd/1Ba         969    41       $660               1 1Bd/1Ba          727       50    $  660
                                   3 2Bd/1Ba       1,049    60       $835               3 2Ba/1Ba          905       51    $  765
                                   3 2Bd/2Ba       1,049    67       $835               3 2Bd/1.5Ba        950       51    $  860
                                                                                        6 3Bd/2Ba        1,298       50    $1,130

  Average Unit Size (SF)           1,029                                                970
  Unit Breakdown:                    Efficiency        0%     2-Bedroom       76%         Efficiency        0%     2-Bedroom     50%
                                     1-Bedroom        24%     3-Bedroom        0%         1-Bedroom        25%     3-Bedroom     25%
CONDITION:                         Good                                                 Average
APPEAL:                            Good                                                 Average
AMENITIES:
  Unit Amenities                          Attach. Garage         Vaulted Ceiling                Attach. Garage       Vaulted Ceiling
                                      X   Balcony                                          X    Balcony           X
                                          Fireplace                                             Fireplace
                                      X   Cable TV Ready                                   X    Cable TV Ready
  Project Amenities                   X   Swimming Pool                                    X    Swimming Pool
                                          Spa/Jacuzzi            Car Wash                       Spa/Jacuzzi          Car Wash
                                          Basketball Court       BBQ Equipment                  Basketball Court     BBQ Equipment
                                          Volleyball Court       Theater Room                   Volleyball Court     Theater Room
                                          Sand Volley Ball       Meeting Hall                   Sand Volley Ball  X  Meeting Hall
                                          Tennis Court           Secured Parking                Tennis Court         Secured Parking
                                          Racquet Ball       X   Laundry Room                   Racquet Ball      X  Laundry Room
                                          Jogging Track      X   Business Office                Jogging Track     X  Business Office
                                          Gym Room                                              Gym Room
OCCUPANCY:                         89%                                                  94%
LEASING DATA:
  Available Leasing Terms          12 Months                                            12 Months
  Concessions                      None                                                 None
  Pet Deposit                      No pets                                              $250
  Utilities Paid by Tenant:           X   Electric           X   Natural Gas               X    Electric          X  Natural Gas
                                          Water                  Trash                     X    Water                Trash
  Confirmation                     May 15, 2003; Robyn (Property Manager)               May 15, 2003;Property Contact
  Telephone Number                 1-866-429-7780                                       (972)234-1231
NOTES:                             None                                                 Cats only

  COMPARISON TO SUBJECT:           Slightly Superior                                    Slightly Inferior

                                                    COMPARABLE                                    COMPARABLE
           DESCRIPTION                                 R - 4                                        R - 5
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Hampton Plaza                                   Dulaney Valley Apartments
  Management Company               Wallace Campbell & Co.                          Philadelphia Mgmt.
LOCATION:
  Address                          302 E. Joppa Road                               944 Dunlaney Valley Road
  City, State                      Towson, Md                                      Towson, Md
  County                           Baltimore                                       Baltimore
  Proximity to Subject             Within 2-miles                                  Within a 2-mile radius
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           180,540                                         197,835
  Year Built                       1972                                            1952
  Effective Age                    10                                              25
  Building Structure Type          Stone veneer; flat roof                         Stone walls; asphalt shingle  roof
  Parking Type (Gr., Cov., etc.)   Garage, Covered                                 Open
  Number of Units                  202                                             256
  Unit Mix:                           Type            Unit    Qty.      Mo.          Type           Unit    Qty.    Mo.
                                   1 1Bd/1Ba           745    102     $  780       1 1Bd/1Ba         645     87   $  750
                                   3 2Bd/1Ba           915     70     $  855       3 2Bd/2Ba         837    140   $  900
                                   3 2Bd/2Ba         1,350     30     $1,035       6 3Bd/2Ba       1,110     19   $1,200
                                                                                   1 Efficiency      345     10   $  600

  Average Unit Size (SF)           894                                             773
  Unit Breakdown:                    Efficiency        0%     2-Bedroom    50%       Efficiency      0%     2-Bedroom    41%
                                     1-Bedroom        50%     3-Bedroom     0%       1-Bedroom      50%     3-Bedroom     8%
CONDITION:                         Average                                         Average
APPEAL:                            Average                                         Average
AMENITIES:
  Unit Amenities                     X   Attach. Garage        Vaulted Ceiling            Attach. Garage          Vaulted Ceiling
                                     X   Balcony                                          Balcony
                                         Fireplace                                        Fireplace
                                     X   Cable TV Ready                              X    Cable TV Ready
  Project Amenities                  X   Swimming Pool                               X    Swimming Pool
                                         Spa/Jacuzzi           Car Wash                   Spa/Jacuzzi             Car Wash
                                         Basketball Court      BBQ Equipment              Basketball Court        BBQ Equipment
                                         Volleyball Court      Theater Room               Volleyball Court        Theater Room
                                         Sand Volley Ball      Meeting Hall               Sand Volley Ball        Meeting Hall
                                         Tennis Court          Secured Parking            Tennis Court            Secured Parking
                                         Racquet Ball       X  Laundry Room               Racquet Ball       X    Laundry Room
                                         Jogging Track         Business Office            Jogging Track           Business Office
                                         Gym Room                                         Gym Room
OCCUPANCY:                         98%                                             93%
LEASING DATA:
  Available Leasing Terms          12 Months                                       9 to 12 months
  Concessions                      None                                            None
  Pet Deposit                      $100                                            X
  Utilities Paid by Tenant:              Electric              Natural Gas           X    Electric                Natural Gas
                                         Water                 Trash                      Water                   Trash
  Confirmation                     May 15, 2003; Debra - Property contact          May 15, 2003; Debra (Property Manager)
  Telephone Number                 1-866-253-6114                                  (410) 823- 7255
NOTES:                             Cats only                                       None

  COMPARISON TO SUBJECT:           Superior                                        Inferior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COLONY AT KENILWORTH, TOWSON, MARYLAND

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

                                 COMPARABLE R-1
                                 CARDIFF CHARLES
                                4 Nightingale Way
                                  Timonium, MD

                                    [PICTURE]

                                 COMPARABLE R-2
                                  TOWSON WOODS
                               24 Witherwood Court
                                   Towson, MD

                                    [PICTURE]

                                 COMPARABLE R-3
                              KENILWORTH @ CHARLES
                             1149 Donnington Circle
                                   Towson, MD

                                    [PICTURE]

                                 COMPARABLE R-4
                                  HAMPTON PLAZA
                                302 E. Joppa Road
                                   Towson, Md

                                    [PICTURE]

                                 COMPARABLE R-5
                            DULANEY VALLEY APARTMENTS
                            944 Dunlaney Valley Road
                                   Towson, Md

                                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COLONY AT KENILWORTH, TOWSON, MARYLAND

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COLONY AT KENILWORTH, TOWSON, MARYLAND

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COLONY AT KENILWORTH, TOWSON, MARYLAND

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COLONY AT KENILWORTH, TOWSON, MARYLAND

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
COLONY AT KENILWORTH, TOWSON, MARYLAND

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jonathan Hackerman provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                               -s- Brian Johnson
                                               ---------------------------------
                                                   Brian Johnson, MAI
                                           Managing Principal, Real Estate Group

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COLONY AT KENILWORTH, TOWSON, MARYLAND

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COLONY AT KENILWORTH, TOWSON, MARYLAND

                              F. BRIAN JOHNSON, MAI
                 MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION F. Brian Johnson is the Managing Principal of the New York Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation             Mr. Johnson has completed appraisals for securitization
                        and pension funds/insurance industries. Analyses he has performed involve various types of investment-grade real estate throughout the continental United States including apartments, cooperatives, hotels, industrial and research and development parks, office buildings, regional shopping centers, and undeveloped acreage.

                        Additional experience includes the valuation of existing and proposed investment-grade real estate, market and feasibility studies and offering memorandums for debt placement, equity investments and acquisitions, and disposition analysis.

  Court Mr. Johnson is qualified as an expert witness for the New Jersey Supreme Court.

  Business Mr. Johnson joined AAA in 1998 and was promoted to his current position in 1999. Prior to joining AAA, Mr. Johnson was a Senior Vice President at Koeppel Tener Real Estate Services and a Vice President at L. W. Ellwood & Co.

EDUCATION               Fairleigh Dickinson
                          Bachelor of Science - Finance

STATE CERTIFICATIONS    State of New Jersey, General Appraiser, #42RG00158300

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

   PROFESSIONAL     Appraisal Institute, MAI Designated Member

   AFFILIATIONS

   VALUATION AND    Several courses are completed on an annual basis as part of
   SPECIAL COURSES  the continuing education requirements of the Appraisal
                    Institute. In addition, Mr. Johnson attends real estate and financial industry-related conferences and seminars.

   PUBLICATIONS     "Operational Items to Consider When Appraising a Regional
                    Mall," Appraisal Journal, 1991

AMERICAN APPRAISAL ASSOCIATES, INC.
COLONY AT KENILWORTH, TOWSON, MARYLAND

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
COLONY AT KENILWORTH, TOWSON, MARYLAND

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.